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                                                                       Exhibit 1

                             LIBERTY BANCORP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

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

                                                                  Three Months              Three Months
                                                                      Ended                    Ended
                                                                 March 31, 2002            March 31, 2001
                                                               -----------------          -----------------

Net income                                                       $     420,386              $     178,074
                                                                 -------------              -------------

Weighted average common shares outstanding                           3,172,983                  3,389,515

Common stock equivalents due to dilution effect
 of stock options                                                        2,456                      2,456
                                                                 -------------              -------------

Total weighted average common shares and
 equivalents outstanding                                             3,175,439                  3,391,971
                                                                 -------------              -------------

Basic earnings per common share                                  $        0.13              $        0.05
                                                                 =============              =============

Diluted earnings per common share                                $        0.13              $        0.05
                                                                 =============              =============
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